Exhibit 99.1

1.
Name and Address of Reporting Person*
Name: Alpine Global Management, LLC
Address: 140 Broadway, 38th Floor, New York, NY 10005
/s/ Amy Tarlowe
By: Amy Tarlowe, Chief Operating Officer
Date: November 13, 2026

2.
Name and Address of Reporting Person*
Name: Alpine Partners (BVI), L.P.
Address: 140 Broadway, 38th Floor, New York, NY 10005
General Partner: Alpine Global Management, LLC
/s/ Amy Tarlowe
By: Amy Tarlowe, Chief Operating Officer
Date: November 13, 2026